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Exhibit 10.9

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CLIENT SERVICE AGREEMENT

        THIS CLIENT SERVICE AGREEMENT (the "Agreement") is between Administaff Companies II, L.P., ("Administaff"), a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802, and Bidz com. Incorporated ("Client"). Administaff is a professional employer organization, serving Client as an off-site, full service human resource department. Administaff personnel management services are delivered by entering into a co-employment relationship with Client's employees. This relationship and the allocation of responsibilities are defined in this Agreement.

I. PERSONNEL

        Administaff and Client agree that Administaff will provide personnel management services to Client through an allocation of responsibilities and that Administaff and Client will be co-employers of the worksite employees assigned to Client's worksite ("Staff") for the job functions listed in Schedule A ("Confidential Census"). Client warrants that information supplied to Administaff on the Confidential Census is accurate as supplied and acknowledges that Administaff is relying on the accuracy of the information. Client agrees on an ongoing basis to amend Schedule A to reflect each change in pay rate, addition or deletion of Staff, or any change in their workers' compensation code within five (5) days of the effective date of such change or addition. If such information is inaccurate, Client shall promptly notify Administaff.

II. TERM OF AGREEMENT

        This Agreement shall commence on the date shown below and remain in force until either Administaff or Client terminates the Agreement by giving thirty (30) days prior written notice unless otherwise provided herein or as agreed to in writing by Client and Administaff.

III. ADMINISTRATION

3.1
Administaff is responsible for the following:

a.
reserving a right of direction and control over Staff, including a right to hire or terminate as to Administaff's employment relationship with Staff, maintain Staff records, and a right to resolve Staff disputes not subject to a collective bargaining agreement;

b.
payment of salaries, wages, and compliance with applicable rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid under this Agreement, including, but not limited to: (i) federal income tax withholding provisions of the Internal Revenue Code; (ii) provisions of state and/or local income tax withholding laws, if applicable; (iii) provisions of the Federal Insurance Contributions Act ("FICA"); (iv) provisions of the Federal Unemployment Tax Act ("FUTA"); and, (v) provisions of applicable state unemployment tax laws;

c.
providing employee benefits under the terms and conditions as amended from time to time, of those Administaff sponsored plans set forth on Schedule B, if any are to be provided, and compliance with its obligations under the Health Insurance Portability and Accountability Act ("HIPAA") if applicable, and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable solely with respect to employee benefit plans sponsored by Administaff;

  d.
  procurement of workers' compensation insurance and administration of claims for Staff;

  e.
  development and implementation of policies and practices in conjunction with Client relating to personnel management services only, including, but not limited to, enrolling, recruiting, interviewing, testing, selecting, training, evaluating, replacing, supervising, disciplining, reassigning, and terminating Staff; and

  f.
  compliance with any applicable state statute or regulations governing a professional employer organization.

3.2
Client is responsible for the following:

a.
the service provided or product produced by Client;

b.
the direction and control over Staff as necessary to conduct Client's business, including a right to hire or terminate as to Client's employment relationship with Staff, and comply with any applicable licensure, regulatory or statutory requirement of Client and/or Staff;

c.
development and implementation of policies and practices related to the services provided or product produced by Client, including, but not limited to hiring, training, evaluating, supervising, disciplining and terminating Staff;

d.
compliance with any professional licensing, fidelity bonding, and/or professional liability insurance requirements;

e.
compliance with Occupational Safety and Health Administration ("OSHA") regulations, Environmental Protection Agency ("EPA") regulations, child labor laws, Worker Adjustment and Retraining Notification Act ("WARN"), Fair Labor Standards Act ("FLSA"), including Equal Pay Act, Uniformed Services Employment and Reemployment Rights Act ("USERRA") and compliance with federal governmental contracting provisions, and any state and/or local equivalent of any of the foregoing;

f.
compliance with National Labor Relations Act ("NLRA") and liability for all obligations, including organizing efforts and process expenses, related to Client's collective bargaining agreement and any benefits arising from such agreement;

g.
the operation of Client's business, equipment or property, including motor vehicles;

h.
the payment, through Administaff, of vacations, commissions, bonuses, paid leaves of absence, and severance payments to Staff, if any;

i.
the payment of any non-qualified deferred compensation or equity based compensation of any type, including, but not limited to, stock options, restricted stock and phantom stock, the number and value of options granted, whether such payment is actual or imputed for taxing purposes, and compliance with all applicable rules and regulations governing such compensation including, but not limited to, valuation, payment or reporting of such compensation;

j.
development and implementation of policies and practices to establish and maintain Client's intellectual property rights including but not limited to patents, trademarks, copyrights, trade secrets and confidential information and to prevent any infringement or unauthorized use of Client's intellectual property rights by any third party;

k.
development and implementation of policies and practices to avoid infringement or unauthorized use by Staff and/or Client of any intellectual property rights;

  l.
  to the extent Client deems appropriate, entering into agreements with Staff concerning assignment of inventions and copyrights to Client and protection of Client's intellectual property rights;

  m.
  compliance with administrative procedures established by Administaff with respect to Administaff sponsored employee benefit plans;

  n.
  compliance with all applicable requirements of HIPAA and ERISA, if any, with respect to Client and/or its employees, including but not limited to, Client's business operations, Client-sponsored employee benefit plans and Client's workplace; and

  o.
  compliance with Fair Credit Reporting Act ("FCRA") and any state equivalent in the event Client processes its own employee/candidate background checks.

3.3
Administaff and Client will each be responsible for its own compliance with all federal, state and local employment laws, including, but not limited to, Title VII of the 1964 Civil Rights Act; Age Discrimination in Employment Act ("ADEA"); Title I of the Americans with Disabilities Act ("ADA"); Family and Medical Leave Act ("FMLA"); Consumer Credit Protection Act, Title III; 42 U.S.C. § 1981; § 503 of the Rehabilitation Act of 1973; immigration laws and regulations, and any state and/or local equivalent of the foregoing, as well as any and all personnel management policies and procedures that are maintained by Administaff and referenced in paragraph 3.1e.

3.4
The provisions of this Agreement relating to: (a) any 401(k) plan sponsored or maintained by either party are set forth on Exhibit F of this Agreement and (b) any section 125 Cafeteria plan or dependent care assistance plan sponsored or maintained by Client are set forth on Exhibit G of this Agreement.

3.5
Responsibility for compliance with Consolidated Omnibus Budget Reconciliation Act ("COBRA") is as follows:

a.
Client's responsibility for COBRA: The Client is responsible for compliance with Client's COBRA responsibilities, if any, except to the extent expressly provided by paragraph 3.5(b). The Client is also responsible for any other benefit coverage continuation, conversion or any other obligation originating from or in any way related to a plan maintained by Client or a predecessor plan to such plan at any time.

b.
Administaff responsibility for COBRA:

(i)
Administaff is responsible for compliance with any COBRA obligations that may exist for any Staff who is an active employee participant in an Administaff sponsored plan; and

(ii)
Administaff agrees to provide benefit coverage eligibility on Client's behalf consistent with Client's COBRA responsibilities, if any, for any individual that: (A) elects COBRA coverage under an Administaff sponsored health plan which will become effective on the Effective Date or reasonably soon thereafter; or (B) is within the sixty (60) day election period for COBRA on the Effective Date and subsequently elects COBRA coverage under an Administaff sponsored health plan, (collectively, the "Client's C0BRA Participants") to the extent the number of such Client's COBRA Participants does not exceed ten percent (10%) of the total number of Staff as of the Effective Date. Additionally, Administaff agrees to provide benefit coverage eligibility on Client's behalf, consistent with Client's COBRA responsibilities, if any, for Client's COBRA Participants in excess of ten percent (10%) of the total number of Staff on the Effective Date ("Excess Client COBRA Participants") subject to the additional fees set forth in paragraph 8.10 of this Agreement. Any benefits coverage eligibility provided by Administaff shall only be provided in a manner consistent with the employee benefits available to Staff, as indicated on Schedule B excluding employee contributions by Staff, if any. Any obligation of Administaff to provide benefit coverage eligibility on Client's behalf as provided above is solely limited to Client's COBRA responsibility.

  c.
  For purposes of this paragraph 3.5, only Staff employed on the Effective Date and regularly scheduled to work thirty (30) or more hours per week (or as otherwise required by law), shall be considered in computing the total number of Staff as of the Effective Date.

IV. SUPERVISION AND EMPLOYMENT AGREEMENT

4.1
One or more on-site supervisors shall be designated by Administaff from among Staff. On-site supervisors shall be Administaff's contact for facilitating personnel management services provided by Administaff.

4.2
Employees listed on Schedule A, and any Staff added later, become co-employees of Administaff only when (i) he/she becomes an employee of Client, (ii) he/she executes an Administaff Employment Agreement as set forth in Exhibit C ("Employment Agreement"); and, (iii) Client pays the first Administaff invoice covering such employee.

V. WORK ENVIRONMENT

5.1
Client agrees that it will comply, at its sole cost and expense, with all applicable federal, state and local health and safety laws, regulations, rules, ordinances, and directives and rules relating to workplace, provide and ensure use of all personal protective equipment, and follow all recommendations concerning a safe work environment suggested by Administaff's workers' compensation insurance carrier.

5.2
Client agrees to immediately report to Administaff all work-related accidents and injuries involving Staff.

5.3
Administaff and Administaff's workers' compensation insurance carrier shall have the right to inspect Client's workplace, including, but not limited to, any job sites at which Staff work. To the extent possible, such inspections shall be scheduled at mutually convenient times.

VI. INSURANCE

6.1
Administaff shall, at its expense, keep in force at all times during this Agreement, workers' compensation insurance covering Staff. Client shall be named an alternate employer. Upon written request by Client, Administaff shall request that its insurance carrier furnish a certificate of insurance verifying coverage. The policy shall include a waiver of subrogation.

6.2
a. Administaff shall maintain Employment Practices Liability Insurance Policy ("EPLI") with coverage for Client, provided:

  (i)
  Client provides Administaff notice immediately but in no event more than five (5) days of its becoming aware of any charge, litigation, request for arbitration, or demand letter involving Staff, former Staff or an applicant that could give rise to a claim under EPLI; and

  (ii)
  Client complies with the requirements set forth at paragraphs 11.8 and 11.11 of this Agreement.

b.
The Administaff EPLI policy provides for a deductible, to be paid by the Client, and provides a maximum coverage amount. The policy covers reasonable and necessary attorneys' fees only from attorneys selected from the insurance carrier approved panel. Coverage will be determined by the insurance carrier upon notice of a claim. The notice specified above shall be sent by facsimile transmission to 281.348.3118 Attn: EEO Compliance with the original document following via overnight courier to the address shown in paragraph 13.7.

  c.
  The EPLI coverage terminates with the termination of this Agreement.

  d.
  This paragraph 6,2 is subject to the terms and conditions set forth in the policy. To the extent that the terms of this Agreement conflict with such policy, the terms of the policy shall control.

6.3
Client warrants and represents to Administaff that it has in force at the Effective Date of this Agreement, and will maintain during this Agreement, the following insurance coverage and minimum limits. Such coverage shall be provided at the Client's sole cost and expense and shall be provided by an admitted or licensed excess and surplus lines insurance company and rated by A M Best Company at A- or better.

a.
General Liability. Commercial General Liability coverage in standard form on an occurrence basis covering Client's operations with minimum limits of:

(1) $2,000,000.00	General Aggregate
(2) $1,000,000.00	Products/Completed Operations Aggregate
(3) $1,000,000.00	Personal and Advertising Injury
(4) $1,000,000.00	Each Occurrence.
Additional coverage may be required for special operations.
  b.
  Automobile Liability. Comprehensive automobile liability insurance covering all owned, hired, and non-owned Client vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury and property damage liability. Client warrants that all persons operating Client's vehicles are duly licensed and covered under the Client's automobile liability insurance policy without exception. Client agrees to furnish to Administaff a list of drivers upon request. The policy shall be endorsed to include, at no additional cost to Administaff, Staff who shall be operating motor vehicles for Client.

  c.
  Workers' compensation insurance coverage on any of its employees that are not part of Staff and any Client subcontractor employees.

  d.
  Professional liability insurance (e.g., errors and omissions, malpractice) may be required for specified Clients. Professional liability insurance will be required for some Clients including medical, legal, insurance and the like. All such policies shall have a minimum of $l,000,000.00 per occurrence and aggregate.

6.4
Policy Requirements. All Client insurance policies required herein shall provide for thirty (30) days written notice to Administaff prior to cancellation or non-renewal of the coverage. All such insurance policies shall be endorsed to waive any and all rights of subrogation against Administaff and name Administaff as an additional insured, both at no additional cost or expense to Administaff. Each of the policies shall be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by Administaff.

6.5
Client shall submit certificates of insurance to Administaff signed by authorized representatives of insurance companies evidencing all insurance required pursuant to this Article VI within thirty (30) days of execution of this Agreement and at any renewal or replacement of such policies.

VII. ENROLLMENT FEE

        Client agrees to pay Administaff a non-refundable enrollment fee in the sum specified in the initial Schedule B ("Client Service Application"). This one time enrollment fee is due and payable at the time the initial Agreement is signed by Client.

VIII. SERVICE FEE

        In exchange for the personnel management services provided by Administaff, Administaff and Client agree as follows:

8.1
The Administaff service fee percentages ("Administaff Service Fee Percentages") are established for each employee (Staff) based upon a number of factors and estimates regarding, but not limited to, the following: a) information provided by the Client on Schedule A, b) federal and state statutory requirements including taxes and fees, c) insurance costs, and d) professional services and administrative fees (collectively "Administaff Allocations"). A composite Administaff Service Fee Percentage is reflected in the attached Schedule B.

8.2
Any changes in the Schedule A information provided by the Client (including payroll amounts, additions or reductions in Staff, individual employee benefit elections, or workers' compensation codes or location) any changes in Administaff's employer tax requirements, and any statutory changes required by law shall be reflected in the individual Administaff Service Fee Percentages for each Staff as they occur and may result in a change to the composite Administaff Service Fee Percentage reflected in the attached Schedule B.

8.3
The Administaff Service Fee Percentages may also be adjusted at the end of the first twelve (12) months of the Agreement and annually thereafter, with prior written notice, or as mutually agreed by Client and Administaff.

8.4
Each pay period Client shall pay Administaff the total service fee ("Total Service Fee"). The Total Service Fee is comprised of the actual gross payroll of Staff during such pay period plus the applicable Administaff Service Fee Percentage for each Staff multiplied by the gross payroll for each Staff, plus any other charges related to services provided to Client including, but not limited to, allocations for medical costs and professional services and administrative fees relating to Staff who do not receive an Administaff payroll check for that payroll period. All charges shall be reflected on the Administaff invoice.

8.5
Any invoice provided under this Agreement shall be due and payable by Client upon receipt. Client shall use a method of payment approved in advance by Administaff.

8.6
Client shall reimburse Administaff for services requested by Client not contemplated by Administaff and not included as part of the Administaff Service Fee Percentage. Administaff shall advise Client if the requested service is an extra charge.

8.7
Client will notify Administaff of any changes, errors or inaccuracies in any payroll, payroll report, Schedule A, or Schedule B within ten (10) days of such error or change.

8.8
Administaff reserves the right to impose any terms of the then current Administaff credit policy ("Credit Policy"). A copy of the current policy is set forth in Exhibit E.

8.9
Each payroll period, Client shall provide a written report to Administaff of all time worked by non-exempt Staff, days worked by exempt-salaried Staff, and commissioned Staff. Client will accurately report FLSA classification of all Staff, pay rate and any overtime worked by non-exempt Staff.

8.10
Client agrees to pay Administaff a fee of $7,500.00 for each Excess Client COBRA Participant that Administaff provides benefit coverage pursuant to eligibility provided under paragraph 3.5(b)(ii) of this Agreement. Any fees due Administaff pursuant to this paragraph are due and payable upon receipt of any invoice from Administaff.

8.11
Client shall pay all fees and fulfill all of its obligations under both Exhibit F and applicable 401(k) plan and trust documents. The provisions of this paragraph 8.11 shall survive the termination of this Agreement.

IX. DEFAULT

9.1
Acts of default by Client are:

a.
failure of Client to pay an invoice when due;

b.
failure of Client to comply with any directive of Administaff, when such directive is promulgated or made necessary by: (i) a federal, state or local governmental law or regulation: (ii) an insurance carrier providing coverage to Administaff and/or its Staff; or (iii) specific circumstances which may affect the safety or violate the legal rights of Administaff or Staff;

c.
commission or omission of any act that usurps any material right or obligation of Administaff as a co-employer of Staff including failing to cooperate with Administaff in its fulfilling its obligations hereunder or violation by Client of any material provision of this Agreement;

d.
filing by or against Client for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or liquidator over its assets or property, Client's failure to meet any of its financial covenants, or Administaff's reasonable belief Client is insolvent;

e.
failure to follow terms of Administaff's credit policy as stated in paragraph 8.8 after being given written notice of the failure;

f.
failure to cooperate with Administaff in its fulfilling any of its obligations under this Agreement after being given notice of the failure to cooperate;

g.
direct payment of taxable wages by Client to Staff for services contemplated by this Agreement except for partner distributions from appropriate client organizations; or

h.
failure to fully and correctly disclose to Administaff (prior to the execution of this Agreement) the total number of Client's COBRA Participants to Administaff where such number of Client's COBRA Participants exceeds ten percent (10%) of the total number of Staff as computed consistent with the methodology set forth in paragraph 3.5 b (ii) of this Agreement.

9.2
Upon an act of default by Client, Administaff shall have the option, in its sole and absolute discretion, of terminating this Agreement immediately in the case of a default under paragraph 9.1 by written facsimile transmission or any other method of written communication to the address stated in paragraph 13.7.

X. INDEMNITY

10.1
Administaff hereby agrees to indemnify, defend and hold Client harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein which Client may incur, suffer, become liable for, or which may be asserted or claimed against Client as a result of Administaff failing to pay when due wages to Staff, federal, state and local payroll taxes, if any, and health insurance premiums in Administaff sponsored plans for participating Staff or to secure workers' compensation insurance coverage for Staff.

10.2
Notwithstanding anything herein or in any other agreement or document to the contrary, Client expressly agrees that Administaff shall under no circumstances be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

10.3
Client hereby agrees to indemnify, defend and hold Administaff, Administaff, Inc. and all subsidiaries of or companies affiliated with Administaff, Inc. by shareholdings or other means of control, its and their current and/or former officers, directors, shareholders, employees and agents ("Administaff Indemnified Parties"), harmless from and against any and all liability, or expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein, which Administaff Indemnified Parties may incur, suffer, become liable for or which may be asserted or claimed against Administaff Indemnified Parties with respect to this Agreement, including but not limited to:

a.
relating to any claims, incidents or causes of action that occurred prior to the Effective Date of this Agreement, regardless of whether the claims, incidents or causes of action were asserted prior to or after the Effective Date of this Agreement;

b.
as a result of the failure of Client to follow applicable federal, state or local laws, rules, regulations or statutes;

c.
arising from the Client's actions or omissions toward Staff, including but not limited to violations under FLSA, OSHA or WARN or a breach of any of its duties under paragraph 3.2;

d.
arising from actions of Staff toward non-employees of Administaff whether based on contract, tort or statutory violation or under paragraph 11.2 hereof or arising from non-Staff Client employees or contractors;

e.
arising from any product produced and/or services provided by Client;

f.
arising from operation by Client, Client's employees or Staff of any form or type of motor vehicle and any violation of Department of Transportation, Interstate Commerce Commission and/or Motor Carrier Act;

g.
arising from employee or Staff unionization and/or provision of benefits to any Staff member covered by a collective bargaining agreement, any organizing activity or claims based on NLRA;

h.
arising from any Client employment agreement or offer letter Client has with Staff, or any policy or plan Client has regarding paid time off or other payment plans such as vacation, sick leave, severance, bonus or commissions and nothing in this provision creates any such policy or plan;

i.
arising from any infringement, alleged infringement, unauthorized use or alleged unauthorized use of any intellectual property rights, including but not limited to patents, trademarks, copyrights, trade secrets and confidential information, by Staff or Client and by any product or services provided by Client;

j.
as a result of the failure of Client to properly maintain and operate any separate employee benefit plan(s), including, but not limited to, a defined contribution or defined benefit pension plan or a welfare plan maintained by Client in accordance with all applicable federal and state laws and any accompanying regulatory guidance thereto, including, but not limited to, Client or Client's agents failure with respect to such plan(s) to make timely deposits to the appropriate plan(s) in an amount equal to the Staff requested wage deferral, to perform proper discrimination and coverage testing, file required annual informational or event specific returns or reports with the appropriate regulatory agencies, and timely pay any applicable premiums or vendor fees; or

  k.
  arising from or in any way related to any failure by Client, its affiliates, employees or third parties to comply and/or fulfill all obligations or duties under Exhibit F or Exhibit G.

10.4
In the event Administaff incurs any expenses, fines and/or liabilities as a result of an act of default by Client as set forth in Article IX or Article X, Client shall reimburse Administaff for all actual expenses, fines and/or liabilities, including, but not limited to, reasonable attorneys' fees, court costs and any related expenses as they are incurred.

10.5
The indemnities in this section shall be deemed to be contractual in nature and shall survive termination of this Agreement.

XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT

11.1
Client agrees not to engage in any conduct that is inconsistent with the policies and procedures of Administaff which are based on applicable laws, regulations or statutes.

11.2
Client agrees that Administaff will have no responsibility or liability for any losses or claims that arise as a result of Staff's negligence, theft, embezzlement, or other unlawful or willful acts committed by Staff.

11.3
Client agrees to comply with all applicable Department of Transportation, Interstate Commerce Commission and Motor Carrier Act requirements and regulations if Client uses Staff to operate motor vehicles.

11.4
Client agrees to provide Administaff with a copy of any notice, complaint or charge of a government agency and/or legal action concerning (i) Client's workplace; (ii) Client's compliance with any laws, rules, regulations or ordinances relating to the workplace; or, (iii) any Staff within five (5) days of its becoming aware of such notice, complaint, charge or legal action via facsimile transmission to 281.348.3118 Attn: EEO Compliance.

11.5
Client agrees to notify Administaff in advance if it has executed a collective bargaining agreement, is in the process of negotiating a collective bargaining agreement, experiencing organizing activities, or has any employees represented by a union.

11.6
Client acknowledges that any and all employee benefit plans maintained by Administaff may be amended, modified or terminated at any time at the sole discretion of Administaff or its affiliates. Such modifications include but are not limited to, increases or decreases of participant co-pays, deductibles, out of pocket maximums, covered services, and the like and such modifications shall not be restricted as a result of any provision(s) contained in a collective bargaining or other agreement entered into by Client.

11.7
In the event Client files a voluntary petition under Title 11 of the United States Code, or in the event that an involuntary petition is filed against Client under Title 11, all debts that the Client may owe to Administaff shall be considered "administrative expenses" within the meaning of 11 U.S.C. § 503 (b)(l)(A) and Administaff's claim or claims for such administrative expenses shall be entitled to the priority specified in 11 U.S.C. § 507 (a) (1). Client further agrees to use every effort and cooperate with actions which will so classify these claims as administrative.

11.8
Client agrees to cooperate fully with Administaff in any investigation including, but not limited to, the defense of any employment-related claim, involving Staff whether such investigation or claim is initiated by Staff, a government agency or by Administaff.

11.9
Client warrants and represents that all individuals it has represented to Administaff as Staff are: (i) its employees and (ii) included in the personnel management services of Administaff including receiving wages and coverage under insurance and benefit plans.

11.10
Client warrants and represents to Administaff that, prior to entering into this Agreement, Client has informed Administaff of all compensation, pension and/or benefit plans that Client may currently provide, or has heretofore provided, for any owners, partners, shareholders, directors, officers, employees or agents of Client. Client acknowledges that if Client currently provides or has previously provided any pension or benefit plans to such individuals or their dependents, certain complex rules under ERISA and the Internal Revenue Code may apply to these plans, as well as to any plans maintained by Administaff, as a result of this Agreement. If Client currently maintains or has maintained any such plans, Client acknowledges that Administaff has advised Client to seek advice from a qualified professional regarding the effect of this Agreement on such plans. Client further warrants and represents to Administaff that it has fully disclosed to Administaff the total number of individuals to whom it has any COBRA responsibilities as of the date of execution of this Agreement.

11.11
Client warrants and represents to Administaff that prior to entering into the Agreement, it has not engaged to the best of its knowledge in any violations of federal, state or local laws or regulations regarding wage and hour, unfair labor practices or discrimination and that Client is current on the payment of all wages, payroll taxes, and workers' compensation assessments and penalties, if applicable.

11.12
Client acknowledges that at the time of termination of this Agreement, Administaff will send Staff employment termination notices terminating Administaff's relationship with Staff which will not affect the employment relationship Client has with Staff.

11.13
Upon termination of this Agreement, Client will retain sole responsibility and liability for all accumulated unpaid sick leave, paid time off, vacation or similar liabilities for Staff.

11.14
Client agrees to notify Administaff in advance if it owns or operates aircraft or watercraft or has any foreign operations or expatriates.

11.15
Client warrants it will not request Staff to perform any services outside that person's workers' compensation code or employee's ability or training if such service would expose the individual, Staff or other persons to injury.

11.16
Client agrees it will not without the prior express written consent of Administaff, make any form of press release or announcement to the general public regarding this Agreement, publicizing Administaff or using its trade marks, and/or service marks, or otherwise disclosing to the general public in a public forum that the parties have entered this Agreement or have a relationship.

11.17
Client understands that certain services will be provided by Administaff through the use of Administaff's affiliates' password-protected Internet service platform My Marketplace and Employee Service Center. These services now or will in the future include payroll, benefits information, recruiting, and training. Administaff may communicate services or offerings or make certain information available to Staff or Client through My Marketplace or Employee Service Center. Employee Service Center, My Marketplace and any other Administaff website are governed by the Terms of Use and Privacy Policy contained on each website.

XII. ARBITRATION

12.1
Except for unpaid invoices owed by Client to Administaff, Administaff and Client agree and stipulate that all claims, disputes and other matters in question between Administaff and Client arising out of, or relating to this Agreement or the breach thereof, will be decided by arbitration in accordance with the Federal Arbitration Act (9 U.S.C. §§ 10 and 11) and the Commercial Arbitration Rules of the American Arbitration Association subject to the limitations of this Article XII. This Agreement to so arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith as provided in this Article XII will be specifically enforceable under the prevailing law of any court having jurisdiction.

12.2
Notice of the demand for arbitration will be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall any such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

12.3
No arbitration arising out of, or relating to, this Agreement shall include by consolidation, joinder or in any other manner any other person or entity who is not a party to this contract unless:

a.
the inclusion of such other person or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and/or such other person or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings; and

b.
the written consents of the other person or entity sought to be included and Administaff and Client have been obtained for such inclusion, which consent shall make specific reference to this paragraph 12.3, but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

12.4
The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by §§ 10 and 11 of the Federal Arbitration Act (9 U.S.C. §§ 10 and 11).

XIII. MISCELLANEOUS

13.1
This Agreement is between Administaff and Client and creates no individual rights of Staff or any third parties (except as stated in Article X), as against Client or Administaff.

13.2
Client shall not assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of Administaff, except to a subsidiary or affiliate.

13.3
The prevailing party, in any enforcement action arising with respect to this Agreement, shall be entitled to recover from the other party all costs of such enforcement action including, without limitation, reasonable attorneys' fees, court costs and related expenses.

13.4
EXCEPT FOR ARTICLE XII OF THIS AGREEMENT, WHICH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. §§ 10 AND 11), THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

13.5
This instrument, including the initial Schedules and Exhibits attached hereto, contains the entire Agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendment or modification to this Agreement, other than a subsequent Schedule B, shall be valid unless in writing and signed by both parties hereto. This Agreement is binding on the parties as of the last date it is signed by the parties if the execution dates are different.

13.6
If any provision of this Agreement, or any amendment thereof, is determined by a court of competent jurisdiction to be invalid the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purposes of this Agreement and any amendments thereto.

13.7
All notices, requests and communications provided hereunder and required by Client except as required under paragraphs 6.2 and 11.4 shall be in writing, sent by facsimile with written confirmation of successful transmission, or hand-delivered with a signed receipt, or mailed by prepaid United States registered, certified, or express mail, return receipt requested, or overnight courier service and addressed to the party's principal place of business as set forth in this Agreement (or to such other address provided in writing by such party).

If to Administaff:	If to Client (see signature lines)

Administaff Companies II, L.P.
c/o: Administaff Companies, Inc., its General Partner
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
Attn: John H. Spurgin, II
Senior Vice President, Legal, General Counsel and Secretary
Fax: 281.358.6492
13.8
The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision or of a breach of any other term or provision of this Agreement by any party.

13.9
Force Majeure. Neither Administaff nor Client shall be required to perform any term, condition, or covenant of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Administaff or Client and which by the exercise of due diligence by Administaff or Client is unable, wholly or in part, to prevent or overcome.

13.10
Authority. Each party represents and warrants that each has actual authority and power to enter this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of a Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Administaff only if signed by the President or a Vice President of the general partner.

XIV. ATTACHMENTS

        The following Schedules, Exhibits and addendum are attached to this Agreement and incorporated herein by reference for all purposes:

A.	Schedule A ("Confidential C [illegible].	D.	Exhibit D ("State Specific and/or Profession Specific Addendum") if any;
B.	Schedule B ("Client Services [illegible]")	E.	Exhibit E ("Credit Policy");
C.	Exhibit C ("[illegible] Agreement");	F.	Exhibit F ("401k Plans");
		G.	Exhibit G ("Client Sponsored Benefit Plans (other than Retirement)), if applicable.

        The eligibility waiting period for newly employed Staff before such Staff are eligible to participate in the Administaff health insurance plan, if any, is LK (required Client initial) days from hire date (if blank automatically defaults to zero if benefits being provided).

        Handwritten/typed changes except for completing blank spaces on this Agreement will void the Agreement.

        This Agreement contains Indemnity and Hold Harmless Clauses found at Article X and Arbitration Clause found at Article XII.

Effective Date of the Client Service Agreement: 1/2/06

This Agreement is executed by Administaff on day of , .		This Agreement is executed by Client on day of , .
ADMINISTAFF COMPANIES II, L.P. By: Administaff Companies, Inc., its General Partner 19001 Crescent Springs Drive Kingwood, Texas 77339-3802 (800) 237-3170		FOR CLIENT: Bidz.com. Incorporated
BY:	Vice-President	BY:	/s/ Lawrence Kong CFO (Signature) Title or Position
Lawrence Kong (Name — Typed or Printed)
Email Address (please print)
3562 Eastham Dr. Culver City, CA 90232
Address
Facsimile Number

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  Exhibit 10.9
CLIENT SERVICE AGREEMENT
I. PERSONNEL
II. TERM OF AGREEMENT
III. ADMINISTRATION
IV. SUPERVISION AND EMPLOYMENT AGREEMENT
V. WORK ENVIRONMENT
VI. INSURANCE
VII. ENROLLMENT FEE
VIII. SERVICE FEE
IX. DEFAULT
X. INDEMNITY
XI. REPRESENTATIONS, WARRANTIES AND AGREEMENT
XII. ARBITRATION
XIII. MISCELLANEOUS
XIV. ATTACHMENTS